Exhibit 5.1

+1 212 230 8800 (t)
March 7, 2019	+1 212 230 8888 (f)
wilmerhale.com

Medtronic Global Holdings S.C.A.

1, Rue Du Potager

Luxembourg City, 2347

Luxembourg

Re:	Medtronic Global Holdings S.C.A. Senior Notes

Ladies and Gentlemen:

We have acted as special U.S. counsel for Medtronic Global Holdings S.C.A, an entity organized under the laws of Luxembourg (the “Company”) in connection with the offer and sale by the Company of €500,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2021 (the “Floating Rate Notes”), €1,500,000,000 aggregate principal amount of its 0.000% Senior Notes due 2021 (the “2021 Notes”), €1,500,000,000 aggregate principal amount of its 0.375% Senior Notes due 2023 (the “2023 Notes”), €1,500,000,000 aggregate principal amount of its 1.125% Senior Notes due 2027 (the “2027 Notes”), €1,000,000,000 aggregate principal amount of its 1.625% Senior Notes due 2031 (the “2031 Notes”), and €1,000,000,000 aggregate principal amount of its 2.250% Senior Notes due 2039 (the “2039 Notes”, and together with the Floating Rate Notes, the 2021 Notes, the 2023 Notes, the 2027 Notes and the 2031 Notes, the “Notes”), pursuant to an underwriting agreement dated as of March 4, 2019, among the Company, the Guarantors (as defined below) and Merrill Lynch International and Barclays Bank PLC, as representatives of the several underwriters (the “Underwriting Agreement”). The Notes will be fully and unconditionally guaranteed on an unsecured unsubordinated basis (the “Guarantees”) by Medtronic, Inc., a Minnesota corporation (“Medtronic, Inc.”) and Medtronic Public Limited Company, a company organized under the laws of Ireland (“Medtronic plc,” and together with Medtronic, Inc., the “Guarantors”).The Notes will be issued pursuant to the Indenture dated as of March 28, 2017 (the “Base Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture dated as of March 7, 2019 (the “Second Supplemental Indenture” and together with the Base Indenture the “Indenture”), among the Company, the Guarantors, the Trustee and Elavon Financial Services DAC, UK Branch, as the paying agent.

The Company and the Guarantors have filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-215895) under the Securities Act of 1933, as amended (the “Securities Act”), on February 6, 2017 (the “Registration Statement”), including the prospectus dated as of February 3, 2017 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement dated as of March 4, 2019 (the “Preliminary Prospectus Supplement”) relating to the Notes, and a prospectus supplement dated as of March 4, 2019 (the “Prospectus Supplement”) relating to the Notes.

Medtronic Global Holdings S.C.A.

March 7, 2019

We have examined and relied upon signed copies of the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement, the Prospectus Supplement, the Underwriting Agreement, the Indenture, the Notes and the Guarantees. For purposes of this opinion, we have also examined and relied without investigation upon the accuracy of (i) the opinion letter of A&L Goodbody, Irish counsel for Medtronic plc, dated the date hereof and filed as Exhibit 5.2 to Medtronic plc’s Current Report on Form 8-K to be filed on the date hereof (the “Form 8-K”); (ii) the opinion letter of DLA Piper Luxembourg S.à r.l., special Luxembourg counsel for the Company dated the date hereof and filed as Exhibit 5.3 to the Form 8-K; and (iii) the opinion letter of Thomas L. Osteraas, Principal Legal Counsel, Corporate & Securities of Medtronic, Inc., dated the date hereof and filed as Exhibit 5.4 to the Form 8-K. We have relied as to certain matters on information obtained from public officials and officers of the Company, Medtronic plc and Medtronic, Inc.

In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of such original documents. Insofar as the opinions relate to factual matters, we have assumed, without independent investigation, that representations of officers and directors of the Company and the Guarantors and documents furnished to us by the Company and Guarantors are true and correct.

In rendering the opinions set forth below, we have assumed that (i) the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture; (ii) the Indenture, the Notes and the Guarantees have been duly authorized, executed and delivered by all parties thereto; and (iii) the Indenture is a valid and binding obligation of the Trustee. We have also assumed that the Board of Directors (or comparable body) of the Company and the Board of Directors (or comparable body) of each Guarantor (or any person acting pursuant to authority properly delegated to such person by the Board of Directors (or comparable body) of the Company or the Board of Directors (or comparable body) of each Guarantor) have not taken any action to rescind or otherwise reduce their prior authorization of the issuance of the Notes.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally; (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing; and (iv) general equitable principles. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of the Indenture, the Notes, or the Guarantees, or

Medtronic Global Holdings S.C.A.

March 7, 2019

to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court. We express no opinion herein as to the laws of any jurisdiction other than the state laws of the State of New York. We have not acted as counsel for the Company with respect to matters of Irish law, Luxembourg law, Minnesota law or other applicable foreign law.

On the basis of, and subject to, the foregoing, we are of the opinion that (i) when the Notes have been duly executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to the purchasers thereof against payment of the consideration therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (ii) when the Guarantees have been duly executed by each Guarantor in accordance with the terms of the Indenture and the Notes, the Guarantees will constitute valid and binding obligations of each Guarantor, enforceable against each Guarantor in accordance with their terms.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances that might affect any matters or opinions set forth herein.

Medtronic Global Holdings S.C.A.

March 7, 2019

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Form 8-K, which Form 8-K will be incorporated by reference into the Registration Statement, and to the use of our name therein and in the related Base Prospectus, Preliminary Prospectus Supplement and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Christopher Barnstable-Brown
Christopher Barnstable-Brown, a Partner